                                                                    Exhibit 2.1

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER



                         dated as of December 30, 1995,



                                     among



                                   AMRE, Inc.

                      AMRE-Congressional Acquisition, Inc.

                     Congressional Construction Corporation

                and, for the limited purposes set forth herein,
                 the Shareholders that are signatories hereto.

                               TABLE OF CONTENTS


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

AGREEMENT AND PLAN OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1        THE MERGER, EFFECTIVE TIME, EXCHANGE AMOUNT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.1          The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.2          Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.3          Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.4          Articles of Incorporation; Bylaws; Directors and Officers  . . . . . . . . . . . . . . . . . . . . .   2
    1.5          Conversion of Company Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.6          Exchange of Certificates Representing Company Stock  . . . . . . . . . . . . . . . . . . . . . . . .   4
    1.7          Adjustment of Exchange Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 2        REPRESENTATIONS AND WARRANTIES OF AMRE AND
                    MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.1          Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.2          Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.3          No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.4          Consents; Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.5          Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.6          Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.7          Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.8          Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    2.9          Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    2.10         Ownership, Quality and Location of Material Assets . . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.11         Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.12         Continuity of Business Enterprise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                    THE SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    3.1          Organization, Qualification and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    3.2          Authorized Capitalization of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    3.3          HSR Applicability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.4          Owned Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.5          Consents; Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.6          Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.7          Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    3.8          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    3.9          Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    3.10         Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    3.11         Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    3.12         Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    3.13         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    3.14         Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    3.15         Patents, Trademarks, Franchises, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

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
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    3.16         Loans, Notes, Accounts Receivable and Accounts Payable . . . . . . . . . . . . . . . . . . . . . . .  22
    3.17         Corporate Documents, Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.18         Absence of Sensitive Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.19         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.20         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    3.21         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    3.22         Transactions with Related Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    3.23         Directors and Officers; Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    3.24         Ownership, Quality and Location of Material Assets . . . . . . . . . . . . . . . . . . . . . . . . .  25
    3.25         Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    3.26         No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    3.27         Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    3.28         Shareholder Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.29         Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.30         Dividend Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 4        CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.1          Conduct of Business by the Company Pending the Merger. . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 5        ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    5.1          Registration Statement and Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    5.2          Letter to the Company's Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    5.3          Company Board Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    5.4          Consent of Shareholders of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    5.5          Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    5.6          Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    5.7          No Shopping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    5.8          Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    5.9          Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    5.10         Information for Other Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.11         Sub-License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.12         Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.13         Pooling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.14         Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.15         Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.16         Operation of the Company's Business Following the Effective Date . . . . . . . . . . . . . . . . . .  34

ARTICLE 6        CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    6.1          Conditions to Obligation of Each Party to Effect the Merger  . . . . . . . . . . . . . . . . . . . .  35
    6.2          Additional Conditions to the Obligation of the Company . . . . . . . . . . . . . . . . . . . . . . .  36
    6.3          Additional Conditions to the Obligations of AMRE and Merger Sub. . . . . . . . . . . . . . . . . . .  38

ARTICLE 7        TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    7.1          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    7.2          Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    7.3          Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

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
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ARTICLE 8        GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    8.1          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    8.2          Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.3          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.4          Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.5          Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.6          CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.7          Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.8          Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.9          Complete Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.10         Binding Effect; Benefit; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.11         Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.12         Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-1

EXHIBITS
       A.        Articles of Incorporation of the Company
       B.        Bylaws of the Company
       C.        Form of Sub-License Agreement
       D         Form of Affiliate Letter
       E.        Form of Employment Agreement

SCHEDULES
       1.4       Directors and Officers of Merger Sub
       2.4       Conflicts with AMRE Material Agreements
       2.5       Other AMRE Liabilities
       2.6       Absence of AMRE Changes
       2.7       Unfiled AMRE Tax Returns
       2.8       AMRE Legal Proceedings
       2.10      Material Assets
       3.2       Options, Warrants, Etc.
       3.5       Acceleration
       3.6(d)    Other Company Liabilities
       3.7       Absence of Company Changes
       3.8       Unfiled Company Tax Returns
       3.9       Real Property
       3.11      Personal Property
       3.12      Contracts
       3.13      Legal Proceedings
       3.14      Labor Matters
       3.15      Intellectual Property
       3.19      Insurance
       3.20      Payroll Register and Employment Contracts
       3.21      Company Benefit Plans
       3.22      Affiliated Party Transactions
       3.23      Directors, Officers and Bank Accounts
       3.24      Material Assets
       3.27      Permits
       3.30      Dividends

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of December 30, 1995, by and among AMRE, Inc., a Delaware corporation ("AMRE"), AMRE- Congressional Acquisition, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of AMRE ("MERGER SUB"), Congressional Construction Corporation, a Virginia corporation (the "COMPANY") and, for the limited purposes of Article 3, Article 5, and Article 8, the shareholders of the Company that are signatories hereto (the "SHAREHOLDERS"). The Company and Merger Sub are hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS."

                             PRELIMINARY STATEMENTS

         A. AMRE, as the sole stockholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company, have each approved the execution of this Agreement which provides for, among other things, the merger of Merger Sub into the Company in accordance with the Virginia Stock Corporation Act (the "VIRGINIA LAW"), Delaware General Corporation Law (the "DELAWARE LAW"), and the provisions of this Agreement. The Board of Directors of the Company has directed that the Merger, as hereinafter defined, be submitted for approval by the Company's shareholders.

         B. It is intended that for federal income tax purposes the Merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE"). The parties expect that the Merger will further certain of their business objectives.

         C. It is intended that the Merger be treated as a "pooling of interests" for accounting purposes.

         D. It is understood and agreed that following the Merger and in connection with the implementation of employee benefits for employees of the Surviving Corporation (as defined below), it is the intention of AMRE to terminate, or cause to be terminated, the Congressional Construction Corporation Employee Stock Ownership Plan and Trust (the "ESOP").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, AMRE, Merger Sub, the Company and, for the limited purposes of Article 3, Article 5, and Article 8, the Shareholders, intending to be legally bound, hereby agree as follows:

                             STATEMENT OF AGREEMENT

                                   ARTICLE 1

                  THE MERGER, EFFECTIVE TIME, EXCHANGE AMOUNT

         1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), in accordance with this Agreement, the Virginia Law and the Delaware Law, Merger Sub shall be merged (such merger being herein referred to as the "MERGER") with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company hereinafter sometimes is referred to as the "SURVIVING CORPORATION."

         1.2 Effect of the Merger. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all of the public and private rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all and each of the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account. All other things belonging to each of such corporations shall be vested in the Surviving Corporation and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually as possible the property of the Surviving Corporation. Title to any real estate vested by deed or otherwise, in either Constituent Corporation, shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 6 hereof and provided that this Agreement shall not have been terminated as provided in
Article 7, the parties hereto will cause the Merger to be consummated by filing with the State Corporation Commission of Virginia (the "VIRGINIA COMMISSION") articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Virginia Law and by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law (the latest of (i) the later of the time of such filings, (ii) the issuance of a certificate of merger by the Virginia Commission and (iii) the effective time set forth in such filings being the "EFFECTIVE TIME" and the date of the Effective Time being the "EFFECTIVE DATE").

         1.4     Articles of Incorporation; Bylaws; Directors and Officers.
The Articles of Incorporation and bylaws of the Surviving Corporation shall be the Articles of Incorporation and bylaws of the Company as in effect immediately prior to the Effective Time. Such documents shall be amended and restated immediately after the Effective Time as approved by the sole shareholder of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws (as so amended) and the Virginia Law. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws and the Virginia Law. It is the current intention of AMRE and Merger Sub that the directors and officers of Merger Sub immediately prior to the Effective Time shall be those persons identified on
Schedule 1.4 hereto.

         1.5 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AMRE, Merger Sub, the Company, the holders of any of the shares (the "COMMON SHARES") of common stock, par value $1.00 per share of the Company (the "COMPANY COMMON STOCK"), or the holders of any of the shares (the "PREFERRED SHARES" and together with the Common Shares, the "SHARES") of convertible preferred stock, without par value, of the Company (the "COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY STOCK"):

                 (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as hereinafter defined, and Common Shares held in the treasury of the Company) shall be canceled and retired and be converted into 601.20 (the "COMMON STOCK EXCHANGE AMOUNT") validly issued, fully paid and non-assessable shares of $0.01 par value common stock of AMRE ("AMRE COMMON STOCK").

                 (b) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Preferred Shares held in the Treasury of the Company) shall be canceled and retired and be converted into 857.14 (the "PREFERRED STOCK EXCHANGE AMOUNT") validly issued, fully paid and non-assessable shares of $.01 par value AMRE Common Stock.

                 (c) Each Share which is issued and outstanding immediately prior to the Effective Time and which is held in the treasury of the Company shall be canceled and retired, and no payment shall be made with respect thereto.

                 (d) No fractional shares of AMRE Common Stock shall be issued in connection with the Merger. In lieu thereof, one additional share of AMRE Common Stock will be issued for any fractional share that would have otherwise been issued.

                 (e) Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by shareholders of the Company who shall (i) not have consented to the adoption of this Agreement and the approval of the Merger, (ii) have delivered a written notice of intent to demand payment for such Shares in the manner provided in Section 13.1-733 of the Virginia Law ("DISSENTING SHARES") and (iii) have complied with the provisions of Section 13.1-735 of the Virginia Law shall not be converted into or be exchangeable for the right to receive the payment to be paid for each Share converted pursuant to

         Section 1.5(a) or Section 1.5(b) hereof, as applicable, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 15 of the Virginia Law; provided, however, that (i) if any holder of Dissenting Shares withdraws the demand for an appraisal and the Surviving Corporation accepts such withdrawal, (ii) if the Merger is abandoned, or (iii) if no demand or petition for an appraisal by a court is made or filed within the statutory time periods, or (iv) if a court determines the holder is not entitled to payment, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares, and such shares shall thereupon be deemed to have become exchangeable for, as of the Effective Time, the right to receive the payment to be paid for each Share converted pursuant to Section 1.5(a) or Section 1.5(b) hereof, as applicable; except that, in the case of (ii) directly above, holders of such dissenting shares shall have no rights whatsoever under this Agreement. The Surviving Corporation shall assume the obligation, if any, to pay the fair value of any Shares as to which the holders thereof have perfected dissenters rights under
         Article 15 of the Virginia Law.

                 (f) As a result of the Merger and without action on the part of the holder thereof, all Shares shall cease to be outstanding and shall be canceled and returned and shall cease to exist, and each holder of a certificate formerly representing any Shares of Company Stock (a "CERTIFICATE") shall thereafter cease to have any rights with respect to such Shares except the right to receive, without interest, certificates representing AMRE Common Stock or cash pursuant to
         Section 1.5(e) upon the surrender of such Certificates, and each ESOP Plan participant with an allocation of any Preferred Shares shall thereafter cease to have any rights with respect to such Preferred Shares except whatever rights such participants shall have in the shares of AMRE Common Stock issued in exchange therefor by virtue of being participants in the ESOP.

         1.6     Exchange of Certificates Representing Company Stock.

                 (a) As of the Effective Time, AMRE shall deposit, or shall cause to be deposited with AMRE's Transfer Agent (the "EXCHANGE AGENT") for the benefit of the holders of the Shares of Company Stock, for exchange in accordance with this Article 1, certificates representing the shares of AMRE's Common Stock to be issued in exchange for the Shares of Company Stock. AMRE shall pay all charges and expenses of the Exchange Agent.

                 (b) Promptly after the Effective Time, AMRE shall cause the Exchange Agent to mail to each holder of record of Shares of Company Stock (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to such Shares shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as AMRE or the Exchange Agent may reasonably specify and (ii) instructions for use in affecting the surrender of such Certificates in exchange for certificates representing shares of AMRE Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed, in accordance with the instructions thereto, the holder of the Shares of Company Stock represented by such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of AMRE Common Stock determined pursuant to Section 1.5(a), 1.5(b) or 1.5(d) above, as applicable, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of AMRE Common Stock may be issued to such a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on AMRE Common Stock shall be paid with respect to any of the Shares of Company Stock until such Certificate representing those Shares is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of AMRE Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of AMRE Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender payable with respect to such shares of AMRE Common Stock, less the amount of any withholding taxes which may be required thereon.

                 (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company, such Certificates shall be canceled and exchanged for certificates of shares of AMRE Common Stock deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until AMRE has received the executed letter from such person as provided in Section
         5.12 below.

                 (e) None of AMRE, the Company, the Exchange Agent or any other person shall be liable to any former holder of Shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (f) In the event any Certificate representing Shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by AMRE, the posting by such person of a bond in such reasonable amount as AMRE may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of AMRE Common Stock and unpaid dividends and distributions on shares of AMRE Common Stock deliverable in respect thereof pursuant to this Agreement.

         1.7 Adjustment of Exchange Amount. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of AMRE Common Stock, Company Preferred Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Common Stock Exchange Amount and/or the Preferred Stock Exchange Amount, as applicable, shall be appropriately adjusted.


                                   ARTICLE 2

                       REPRESENTATIONS AND WARRANTIES OF
                              AMRE AND MERGER SUB

         AMRE and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders the following:

         2.1 Organization and Qualification. Each of AMRE and Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under Delaware law and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. AMRE is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. However, the failure to be so qualified or in good standing in any given jurisdiction will not be deemed to be a breach of this Section 2.1 unless the failure of AMRE to be in good standing in any such jurisdiction individually or in all such jurisdictions collectively has or is likely to have a material adverse effect upon the business operations, assets, liabilities or financial condition of (a "MATERIAL ADVERSE EFFECT") AMRE or on the transactions contemplated herein.

         2.2 Authority. Each of AMRE and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by AMRE and Merger Sub and the consummation by AMRE and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of AMRE and Merger Sub and by AMRE as the sole stockholder of Merger Sub as of the date of this Agreement, and no other corporate proceedings on the part of AMRE or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby, except for any corporate action or proceedings which may be necessary to amend the Certificate of Incorporation of AMRE to authorize the issuance of additional shares of AMRE Common Stock and the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding AMRE Common Stock. This Agreement has been duly executed and delivered by AMRE and Merger Sub and (assuming that it has been duly executed and delivered by the Company and the Shareholders) constitutes a legal, valid and binding obligation of each such company, enforceable against each such company in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

         2.3 No Brokers. AMRE and Merger Sub represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of AMRE or Merger Sub.

         2.4 Consents; Effect of Agreement. Other than in connection with or in compliance with (i) the provisions of the Delaware Law, (ii) the filing with the Securities and Exchange Commission (the "SEC") of such reports as may be required under Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act and (iii) "Blue Sky" approvals and permits, no notice to, filing with, or authorization, consent or approval of, any third party, judicial, governmental or other public body or authority is necessary for the consummation by AMRE or Merger Sub of the transactions contemplated by this Agreement which will not have been obtained prior to the Effective Time, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a Material Adverse Effect on AMRE, Merger Sub or the transactions contemplated herein. Except as set forth in Schedule 2.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate or result in a breach of (i) any material agreement to which either AMRE or Merger Sub is a party; (ii) any provision of the charter documents or bylaws of AMRE or Merger Sub; or (iii) any material law, rule, regulation or ordinance applicable to AMRE or Merger Sub.

         2.5     Financial Statements.

                 (a) AMRE and Merger Sub have delivered to the Company and the Shareholders or their representatives audited consolidated financial statements of AMRE as of December 31, 1994, and for the year then ended, including, without limitation, a statement of operations and changes in stockholders' equity, balance sheet, statement of cash flows, and all notes relating thereto (the "1994 AMRE FINANCIAL STATEMENTS") which have been audited by Arthur Andersen LLP, the independent public accountants of AMRE.

                 (b) AMRE has also delivered to the Company and the Shareholders or their representatives unaudited consolidated financial statements of AMRE as of October 1, 1995, and for the 9-month period then ended, consisting of a balance sheet and statement of operations (the "AMRE INTERIM FINANCIAL STATEMENTS"), certified by the chief financial officer of AMRE.

                 (c) The 1994 AMRE Financial Statements and the AMRE Interim Financial Statements, which are collectively referred to herein as "AMRE FINANCIAL STATEMENTS" (which statements may be in Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K, as appropriate), (i) are in accordance with the books and records of AMRE; and (ii) except as set forth therein (including the notes thereto), fairly present in accordance with generally accepted accounting principles, the financial position and results of operations of AMRE as of and for the periods indicated, except for the lack of notes to the AMRE Interim Financial Statements, consistently applied throughout the periods involved.

                 (d) There are no liabilities of the kind required by generally accepted accounting principles to be reflected, noted or reserved against on the balance sheets of AMRE as of December 31, 1994 and October 1, 1995, except those which have been reflected, noted or reserved against in the AMRE Financial Statements. Except as set forth in the preliminary proxy materials filed pursuant to Section 14(a) of the Exchange Act by AMRE on December 22, 1995 with the SEC and the AMRE SEC filings incorporated therein by reference (collectively, the "PROXY STATEMENT") or as incurred in the ordinary course of business since October 1, 1995, AMRE has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on or reserved against, in a balance sheet of AMRE or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied. Except as set forth in Schedule 2.5, all liabilities of AMRE can be prepaid without penalty at any time.

         2.6 Absence of Certain Changes or Events. Except as disclosed in the Proxy Statement or on Schedule 2.6, since September 30, 1995, AMRE has conducted its business only in the ordinary course of business and:

                 (a) There has not been any Material Adverse Effect on AMRE;

                 (b) There has not been any damage, destruction or loss to any material asset of AMRE, whether or not covered by insurance; and

                 (c) There has not been any material change in the operation of the business of or any material transactions entered into, except such changes and transactions occurring in the ordinary course of business and not otherwise required to be disclosed pursuant to this section, or those occurring in contemplation of this Agreement and the effectuation thereof.

         2.7     Taxes.  Except as disclosed in the Proxy Statement or in
Schedule 2.7 hereto, AMRE has timely filed or caused to be timely filed (including allowable extensions) all federal, state, local, foreign and other tax returns for income taxes, sales taxes, withholding taxes, employment taxes, property taxes, franchise taxes and all other taxes of every kind whatsoever which are required by law to have been filed. All of the tax returns that have been filed accurately reflect in all material respects the facts regarding the income, deduction, credits, assets, operations, activities and all other matters and information required to be shown thereon. AMRE has paid or caused to be paid all taxes, assessments, fees, penalties and other governmental charges which were shown to be due pursuant to said returns. All other material taxes and related assessments, fees, penalties and other governmental charges which have become due and payable have been paid. The provisions for income and other taxes reflected in the balance sheet included in the AMRE Financial Statements make adequate provision for all accrued and unpaid taxes of AMRE, whether or not disputed, and AMRE has made and will continue to make adequate provision for such taxes on its books and records, including any taxes arising from the transactions contemplated by this Agreement; provided however, no provision has been made or will be made in the AMRE Financial Statements or the Subsequent Company Financials for any taxes resulting from any tax election made by the Surviving Corporation subsequent to the Effective Time. Except as set forth in Schedule 2.7, AMRE is not party to any action or proceeding pending or, to the best knowledge of AMRE, threatened by any governmental authority for assessment or collection of taxes; no unresolved claim for assessment or collection of such taxes has been asserted against AMRE, and, to the best knowledge of AMRE, no audit or investigation by state or local government authorities is under way that would have a Material Adverse Effect on AMRE.

         2.8 Legal Proceedings. Except as disclosed in the Proxy Statement or set forth in Schedule 2.8, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the best knowledge of AMRE, threatened against AMRE or its subsidiaries, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which AMRE is a party, which involve the transactions contemplated herein or which, if adversely decided, would have a Material Adverse Effect upon AMRE. AMRE is not in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree, the violation of which would have a Material Adverse Effect on AMRE.

         2.9     Environmental.

                 (a) Except as disclosed in the Proxy Statement, to the best of AMRE'S knowledge, AMRE has not used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials (as defined hereafter) on, under, at, from, or in any way affecting any of the owned, leased or operated properties or assets of AMRE, or otherwise, in any manner which violated any applicable Environmental Law (as defined hereafter).

                 (b) Except as disclosed in the Proxy Statement, there have been no Releases (as defined hereafter) of any Hazardous Material by AMRE on, under, at, from or in any way affecting any property owned, leased or operated by AMRE.

                 (c) Except as disclosed in the Proxy Statement, to the best of AMRE'S knowledge, AMRE is in material compliance with all applicable Environmental Laws, and AMRE has not received any communication, written or oral, that alleges that AMRE is not in compliance with applicable Environmental Laws.

                 (d) To the best of AMRE'S knowledge, AMRE does not have any material liabilities, assessed and, no pending claims have been received by AMRE and at present no outstanding citations or notices have been received by AMRE which in the case of any of the foregoing have been or are imposed by reason of or based upon any provision of any applicable Environmental Laws, including, but not limited to, any such liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, presence or handling of any Hazardous Materials by AMRE.

                 (e) There are no proceedings by any governmental authority or third party pending regarding pollution or protection of human health or the environment to which AMRE is a party, nor are there any decrees, or orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to AMRE.

                 (f) To the best of AMRE's knowledge the real property currently used, owned or leased by AMRE contains no underground storage tanks, or underground piping associated with underground storage tanks.

                 (g) To the best of AMRE'S knowledge, AMRE has obtained and is in material compliance with all permits, licenses and other authorizations and has made all registrations and given all notifications that are required under Environmental Laws, and is in compliance with all terms and conditions of such permits, licenses and other authorizations. No notice to, approval of or authorization or consent from any governmental authority is necessary for the transfer of or modification to any such permit, and the consummation of the transaction contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any such permit.

                 (h) To the best of AMRE'S knowledge, except as previously disclosed, there are no environmental reports, audits, investigations or assessments of AMRE or any real or personal property or operations which are now or have been previously owned, leased, operated or managed by AMRE.

                 (i) AMRE has disclosed to the Company all relevant material facts of which it has knowledge regarding potential or actual environmental liabilities of AMRE.

                 (j)      Definitions:

                          (1) as used herein, the term "HAZARDOUS MATERIALS" means those chemicals, materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law;

                          (2) the term "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of Hazardous Materials; and

                          (3) the term "RELEASES" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil surface water, groundwater or property.

         2.10 Ownership, Quality and Location of Material Assets. AMRE does not utilize in its business any assets not reflected in the Financial Statements or disclosed in the Proxy Statement except for assets which have been fully amortized or depreciated and which are owned or leased by AMRE and franchises, licenses, trademarks and tradenames. Except as set forth in
Schedule 2.10, all properties and assets of AMRE are in the possession and control of AMRE. As of the date hereof, except as set forth in Schedule 2.10, no physical assets of any value are on the premises at the locations operated by AMRE which do not belong to or are not leased by AMRE.

         2.11 Full Disclosure. No material information furnished, or to be furnished, by AMRE to the Company or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules hereto) is, or will be, false or misleading, and such information includes all facts required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty by or on behalf of AMRE contained in this Agreement, and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to AMRE pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statement contained herein or therein, in light of the circumstances under which they are made, not misleading. The breach of this Section 2.11 will not result in a breach of this Agreement or any condition or covenant herein except where such breach would have a Material Adverse Effect on AMRE.

         2.12 Continuity of Business Enterprise. AMRE and Merger Sub will continue to operate at least one historic business line, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY AND THE SHAREHOLDERS

         The Company and each of the Shareholders jointly and severally represent and warrant to AMRE and Merger Sub as follows:

         3.1     Organization, Qualification and Authority.

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. However, the failure to be so qualified or in good standing in any jurisdictions will not be deemed to be a breach of this Section 3.1(a) unless the failure of the Company to be in good standing in any such jurisdiction individually or in all such jurisdictions collectively has or is likely to have a Material Adverse Effect upon the Company or on the transactions contemplated herein.

                 (b) The Company has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger as required by the Virginia Law or the ESOP plan document, ERISA or the Code, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the execution and delivery of this Agreement by the Company, and, subject to obtaining any necessary shareholder approval of the Merger as required by Virginia Law, ERISA (as defined herein), the ESOP plan document, and the Code, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholders (assuming that it has been duly executed and delivered by AMRE and Merger Sub) and, subject to obtaining any necessary shareholder approval of the Merger, constitutes a legal, valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms except as enforcement thereof may be limited by ERISA, the ESOP, the Code, liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

         3.2 Authorized Capitalization of the Company. The authorized capital stock of the Company consists of 1,000 Shares of Company Common Stock, and 700 Shares of Company Preferred Stock. As of December 29, 1995, there were 499 Shares Company of Common Stock and 700 Shares of Company Preferred Stock issued and outstanding. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive or rescission rights. Except as disclosed on Schedule 3.2, (i) there are no outstanding or authorized subscriptions, options, warrants, calls, rights (including any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate the Company to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar plans or contracts or rights with respect to the Company or any of its subsidiaries which are effective as of the date hereof or which have been executed or agreed to as of the date hereof with an effective date after the date hereof; and (iii) there are no shareholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company to which the Company or any of the Shareholders is or are a party which are presently effective or have been executed or agreed to as of the date hereof and provide for an effective date after the date hereof or to which any officer or director of the Company or any stockholder owned or controlled by such officer or director is or will be a party in accordance with the terms hereof.

         3.3 HSR Applicability. The Company does not meet the applicable "size of person" test established under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

         3.4 Owned Interests. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity other than investments in short term investment securities.

         3.5 Consents; Effect of Agreement. The execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation by the Company of the transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority, except for filings required under the Virginia Law. Except as set forth in Schedule 3.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Company is a party or is bound or to which any of its assets are subject, (ii) conflict with, violate or result in a breach of any provision of the charter documents or bylaws of the Company,
(iii) or to the best knowledge of the Company and the Shareholders, conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Company or by which any of its properties or assets is bound or affected or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which the Company or any Shareholder is a party or by which the Company or any of its assets is bound or affected.

         3.6     Financial Statements.

                 (a) The Company has delivered to AMRE and Merger Sub or their representatives audited consolidated financial statements of the Company as of December 31, 1994, and for the year then ended, including, without limitation, a statement of operations and changes in stockholders' equity (deficit), balance sheet, statement of operations and changes in stockholders' equity, balance sheet, statement of cash flows, and all notes relating thereto (the "1994 FINANCIAL STATEMENTS") which have been audited by Deloitte & Touche LLP, the independent public accountants of the Company.

                 (b) The Company has also delivered to AMRE and Merger Sub or their representatives unaudited consolidated financial statements of the Company as of September 30, 1995, and for the 9-month period then ended, consisting of a balance sheet and statement of operations, (the "INTERIM FINANCIAL STATEMENTS") certified by the President of the Company .

                 (c) The 1994 Financial Statements and the Interim Financial Statements (collectively, the "FINANCIAL STATEMENTS") (i) are in accordance with the books and records of the Company, and (ii) except as set forth therein (including the notes thereto), fairly present in accordance with generally accepted accounting principles, the financial position and results of operations or the Company as of and for the periods indicated except for the lack of notes to the Interim Financial Statements, consistently applied throughout the periods involved.

                 (d) There are no liabilities of the kind required by generally accepted accounting principles to be reflected, noted or reserved against on the balance sheets of the Company as of December 31, 1994 and September 30, 1995, except those which have been reflected, noted or reserved against in the Financial Statements or except as are disclosed in Schedule 3.6(d). Except as set forth in
         Schedule 3.6(d), or as incurred in the ordinary course of business, the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on or reserved against, in a balance sheet of the Company or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied. Except as set forth in Schedule 3.6(d), all liabilities of the Company can be prepaid without penalty at any time.

                 (e) Except for the reserves applicable thereto, the notes and accounts receivable of the Company included on the Interim Financial Statements, other than those collected prior to the Effective Time, will, as of the Effective Time, constitute valid and collectible receivables and are not subject to any defense or setoff.

         3.7     Absence of Certain Changes or Events.  Except as disclosed in
Schedule 3.7, since September 30, 1995, the Company has conducted its business only in the ordinary course of business, and:

                 (a) the Company has not incurred any obligation or liability in excess of $20,000 (contingent or otherwise), except current liabilities incurred in the ordinary course of business;

                 (b) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise) in excess of $20,000, except current liabilities outstanding on the applicable date set forth above, current liabilities incurred since such date in the ordinary course of business and obligations and liabilities under contracts listed in
         Schedule 3.12 hereto;

                 (c) the Company has not mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets or properties, except in the ordinary course of business;

                 (d) the Company has not sold, transferred, leased or otherwise disposed of any of its assets or properties, except in the ordinary course of business and for a fair consideration;

                 (e) the Company has not canceled or compromised any debt owed to it or claimed by it, except in the ordinary course of business;

                 (f) the Company has not knowingly and expressly waived or released any rights of substantial value;

                 (g) the Company has not sold, assigned, transferred or granted any rights under any licenses, franchises, patents, inventions, trademarks, service marks, trade names, or copyrights or rights with respect to any know-how or other intangible assets, which sale, assignment, transfer or grant would have a Material Adverse Effect on the Company;

                 (h) the Company has not amended or terminated any contract, franchise, agreement or license to which it is a party, which amendment or termination would have a Material Adverse Effect on the Company;

                 (i) the Company has not knowingly disposed of or permitted to lapse any rights for the use of any patent, trademark, service mark, trade name or copyright or knowingly disposed of or disclosed to any person not an employee, supplier, broker, distributor or customer any trade secret, process or know-how not theretofore a matter of public knowledge, which dispositions or disclosures would have a material adverse effect on its operations;

                 (j) the Company has not terminated the employment of any department head or officer of the Company or entered into (i) any written employment agreement not terminable without penalty by any party thereto upon 60 days' notice, or (ii) any oral employment agreement not terminable without penalty by any party thereto upon 60 days' notice;

                 (k) the Company has not increased the rate of compensation or bonus payments payable or to become payable to any of its officers or directors (including, without limitation, any payment of or promise to pay any bonus or special compensation) other than in the ordinary course of business;

                 (l) the Company has not declared any dividend or made any payment or distribution to its shareholders;

                 (m) the Company has not purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its shares of capital stock or other equity securities, or agreed to do so, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or any evidence of indebtedness or other securities;

                 (n) the Company has not entered into any other transaction, contract or commitment other than in the ordinary course of business;

                 (o) the Company has not agreed to do any of the things described in the preceding clauses (a) through (n);

                 (p) there has not been any Material Adverse Effect on the Company; and

                 (q) there has not been any damage, destruction or loss of or to any material asset of the Company, whether or not covered by insurance.

         3.8     Taxes.

                 (a) Except as disclosed in Schedule 3.8 hereto, the Company has timely filed or caused to be timely filed (including allowable extensions) all federal, state, local, foreign and other tax returns for income taxes, sales taxes, withholding taxes, employment taxes, property taxes, franchise taxes and all other taxes of every kind whatsoever which are required by law to have been filed. All of the tax returns that have been filed accurately reflect in all material respects the facts regarding the income, deductions, credits, assets, operations, activities and all other matters and information required to be shown thereon. The Company has paid or caused to be paid all taxes, assessments, fees, penalties and other governmental charges which were shown to be due pursuant to said returns. All other material taxes and related assessments, fees, penalties and other governmental charges which have become due and payable have been paid or are being contested in good faith. The Company has not filed or entered into any election, consent or extension agreement that extends the applicable statute of limitations with respect to its liability for taxes, except as set forth in Schedule 3.8 hereto. The provisions for income and other taxes reflected in the balance sheet included in the Financial Statements make adequate provision for all accrued and unpaid taxes of the Company, whether or not disputed, and the Company has made and will continue to make adequate provision for such taxes on its books and records until the Effective Time, including any taxes arising from the transactions contemplated by this Agreement; provided however, no provision has been made or will be made in the Financial Statements or the Subsequent Company Financials for any taxes resulting from any tax election made by the Surviving Corporation subsequent to the Effective Time. Except as set forth in
         Schedule 3.8, the Company is not party to any action or proceeding pending or, to the best knowledge of the Company and the Shareholders, threatened by any governmental authority for assessment or collection of taxes; no unresolved claim for assessment or collection of such taxes has been asserted against the Company, and, to the best knowledge of the Company and the Shareholders, no audit or investigation by state or local government authorities is under way that would have a Material Adverse Effect on the Company.

                 (b) The Company has not filed and will not file prior to the Effective Time any consent agreement under Section 341(f) of the Code or agree to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

                 (c) The Company is not a party to any tax-sharing or allocation agreement. In addition, the Company does not owe any amounts under any tax-sharing or allocation agreement.

                 (d) The Company has made no payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible by reason of Section 280G of the Code.

                 (e) Since June 1993 (prior to which time the Company filed consolidated returns with its parent company, Kenwood Financial, Inc.), the Company has not been a member of an affiliated group within the meaning of Section 1502 of the Code during any part of any consolidated return year and has not had, and to the best knowledge of the Company and the Shareholders, does not currently have any liability for unpaid taxes because it once was a member of an affiliated group.

                 (f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii).

         3.9     Real Property.

                 (a) Schedule 3.9 contains a complete and accurate list of as of November 30, 1995 of all real property owned or leased by the Company (the "SCHEDULE 3.9 PROPERTY"). Except as otherwise disclosed in Schedule 3.9 and except for liens for taxes not yet due and payable and title defects which could not reasonably be expected to have any material adverse effect on the Schedule 3.9 property or the use thereof, the Schedule 3.9 property owned by the Company is free and clear of all liens, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any nature whatsoever. All improvements on the
         Schedule 3.9 property are in good condition and repair, reasonable wear and tear excepted.

                 (b) Except as disclosed in Schedule 3.9, there are no existing leases, subleases, tenancies, licenses and other material contracts or agreements relating to the Schedule 3.9 property to which the Company is a party (the "LEASES").

                 (c) Except as disclosed in Schedule 3.9, (i) each of the Leases is valid, and neither the Company nor, to the knowledge of the Company or the Shareholders, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company or the Shareholders, any other party thereto (other than with respect to immaterial matters of noncompliance) and (ii) the Company has not received notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

                 (d) None of the Schedule 3.9 property has ever been used by the Company or, to the best knowledge of the Company or the Shareholders, by any previous owners and/or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous wastes or substances and the Company has not used in the past any of the Schedule 3.9 property for the principal or primary purpose of generating, manufacturing, refining, producing, storing, handling, transferring, processing or transporting of hazardous wastes or substances.

                 (e) The Company has all easements of ingress and egress necessary for all operations conducted by it from the real properties referred to in Schedule 3.9; and none of such properties has been condemned, requisitioned or otherwise taken by any public authority, and to the knowledge of the Company or the Shareholders, no such action is threatened or contemplated.

         3.10    Environmental.

                 (a) To the best knowledge of the Company and the Shareholders, the Company has not used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials on, under, at, from, or in any way affecting any of the owned, leased or operated properties or assets described in Schedules 3.9 and 3.11, or otherwise, in any manner which violated any applicable Environmental Law.

                 (b) There have been no Releases by the Company of any Hazardous Material on, under, at, from or in any way affecting any of the owned, leased or operated properties or assets described in Schedules 3.9 and 3.11 or otherwise.

                 (c) To the best knowledge of the Company and the Shareholders, the Company is in material compliance with all applicable Environmental Laws, and the Company has not received any communication, written or oral, that alleges that the Company is not in compliance with applicable Environmental Laws.

                 (d) The Company does not have any liabilities, assessed or to the best knowledge of the Company and the Shareholders, unassessed, no pending claims have been received by the Company and at present no outstanding citations or notices have been received by the Company, which in the case of any of the foregoing have been or are imposed by reason of or based upon any provision of any applicable Environmental Laws, including, but not limited to, any such liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, presence or handling of any Hazardous Materials by the Company at any of the Schedule 3.9 property or otherwise.

                 (e) There are no proceedings by any governmental authority or third party pending regarding pollution or protection of human health or the environment to which the Company is a party, nor are there any decrees, or orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to the Company.

                 (f) To the best knowledge of the Company and the Shareholders, the real property currently used, owned or leased by the Company contains no underground storage tanks, or underground piping associated with underground storage tanks.

                 (g) To the best knowledge of the Company and the Shareholders, the Company has obtained and is in material compliance with all permits, licenses and other authorizations and has made all registrations and given all notifications that are required under Environmental Laws, and is in compliance with all terms and conditions of such permits, licenses and other authorizations. No notice to, approval of or authorization or consent from any governmental authority is necessary for the transfer of or modification to any such permit, and the consummation of the transaction contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any such permit.

                 (h) To the best knowledge of the Company and the Shareholders, except as previously disclosed, there are no environmental reports, audits, investigations or assessments of the Company or any real or personal property or operations which are now or have been previously owned, leased, operated or managed by the Company.

                 (i) The Company has disclosed to AMRE and Merger Sub all relevant material facts of which it or the Shareholders has knowledge regarding potential or actual environmental liabilities of the Company.

         3.11    Personal Property.

                 (a) Schedule 3.11 contains a complete and accurate list as of November 30, 1995, of all personal property owned by the Company and all personal property whether owned or subject to any (i) lease,
         (ii) license, (iii) rental agreement, (iv) contract of sale or (v) other agreement to which the Company is a party. The personal property set forth on Schedule 3.11, other than personal property disposed of in the ordinary course of business since November 30, 1995, all other personal property acquired by the Company since November 30, 1995 and all personal property subjected, subsequent to November 30, 1995, to any of the agreements described in (i) through
         (v) of the preceding sentence is hereafter referred to as the "SCHEDULE 3.11 PROPERTY".

                 (b) Except as otherwise described in Schedule 3.11 or as may be disclosed in the Financial Statements, the Schedule 3.11 property is (i) free and clear of all liens, other than liens for taxes not yet due and payable, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any nature whatsoever (other than any immaterial items), and (ii) is in good operating condition and repair, reasonable wear and tear excepted. The Schedule 3.11 property, taken as a whole, is fit and usable for the purposes for which it is being used, sufficient for all current operations and business of the Company and conforms with all applicable ordinances, regulations and laws. Each lease, license, rental agreement, contract of sale or other agreement to which any Schedule 3.11 property is subject is valid and neither the Company nor, to the best knowledge of the Company or the Shareholders, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the

         Company or, to the best knowledge of the Company or the Shareholders, any other party thereto. The Company has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

                 (c) The inventory of the Company as reflected by the Company Financials and the inventory as the same shall exist on the date hereof, consisted and will consist of items which were and will be of the usual quality and quantity necessary for the normal conduct of the business of the Company and is reasonably expected to be usable or saleable within a reasonable period of time in the ordinary course of the business of the Company. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable within 90 days in the ordinary course of the business of the Company as presently being conducted.

         3.12 Contracts. Schedule 3.12 contains a complete and accurate list of each of the following to which the Company is a party or by which it or its assets is bound:

                 (a)      material oral contracts;

                 (b) mortgages, security agreements, chattel mortgages or conditional sales agreements or any similar instruments or agreements, involving a present or future obligation of an amount in excess of $10,000;

                 (c) agreements, commitments, notes, indentures or other instruments relating to the borrowing of money, or the guaranty of any such obligations for the borrowing of money;

                 (d) joint venture or other agreements with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

                 (e) leases of personal property to the Company, involving a present or future obligation of an amount in excess of $10,000;

                 (f)      franchise agreements;

                 (g) non-competition agreements relating to independent contractors and employees other than non- competition agreements which are identical in all material respects to the standard Company non-competition agreement;

                 (h)      broker or distributorship contracts;

                 (i) advertising, marketing and promotional agreements (including, but not limited to, any agreements providing for discounts and/or rebates), involving a present or future obligation of an amount in excess of $10,000; or

                 (j) agreements with suppliers, involving a present or future obligation of an amount in excess of $10,000.

         Except as disclosed in Schedule 3.12, each of the above is valid and enforceable, to the best knowledge of the Company and the Shareholders, the Company has performed all obligations imposed upon them thereunder, and neither the Company nor, to the best knowledge of the Company or the Shareholders, any other party thereto (other than immaterial defaults, with respect to such third parties) is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the best knowledge of the Company or the Shareholders, any other party thereto.

         3.13 Legal Proceedings. Except as set forth in Schedule 3.13, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the best knowledge of the Company or the Shareholders, threatened against the Company, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party, which involve the transactions contemplated herein or which, if adversely decided, would have a Material Adverse Effect upon the Company. Except as set forth in Schedule 3.13, the Company is not currently engaged in or contemplating any legal action to recover moneys due or damages sustained. The Company is not in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree the violation of which would have a Material Adverse Effect on the Company.

         3.14 Labor Matters. Except as set forth on Schedule 3.14 attached hereto, the Company is not a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the best knowledge of the Company, threatened against the Company relating to its business. To the best knowledge of the Company and the Shareholders, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company.

         3.15 Patents, Trademarks, Franchises, etc. A true and complete list of (i) all patents, patent applications, patent agreements, license arrangements relating to patents, consulting agreements relating to patents, trademark registrations and applications therefor, trade names, service marks and copyright registrations and applications therefor, and franchises and franchise agreements to which the Company is a party or which are used in its businesses and are owned by or licensed to the Company and (ii) any interference actions or adverse claims made or, to the best knowledge of the Company or the Shareholders, threatened in respect thereof and any claims made or, to the best knowledge of the Company or the Shareholders, threatened for alleged infringement thereof, is set forth in Schedule 3.15. All patents and trademarks listed on Schedule 3.15 as being owned by the Company and registered in the U.S. Patent and Trademark Office have been duly issued or registered therein, all such registrations have been validly issued and all are in full force and effect. The Company in its operations does not to the best knowledge of the Company and the Shareholder infringe any valid patent, trademark, trade name, service mark or copyright of any other person or entity. All agreements listed in Schedule 3.15 are valid and enforceable, the Company has currently performed all obligations imposed upon it thereunder, and the Company nor, to the best knowledge of the Company or the Shareholders, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the best knowledge of the Company or the Shareholders, any other party thereto. The Company has not received notice that any party to any such agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

         3.16 Loans, Notes, Accounts Receivable and Accounts Payable. To the best knowledge of the Company and the Shareholders, the loans, notes and accounts receivable reflected in the Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of such Financial Statements arose, and have arisen, from bona fide transactions of the Company. Accounts payable of the Company reflected in such Financial Statements and all accounts payable arising after the applicable dates of such Financial Statements arose, and have arisen, from bona fide transactions.

         3.17 Corporate Documents, Books and Records. Each of (i) the Articles of Incorporation and bylaws of the Company, attached hereto as Exhibit A and Exhibit B, respectively, including all amendments thereto; (ii) the minute books of the Company; and (iii) the stock transfer book of the Company, are true, correct and complete in all material respects.

         3.18 Absence of Sensitive Payment. The Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company were or would be a violation of applicable law.

         3.19 Insurance. The properties and employees of the Company are insured by the insurers or through the funds and with the types and amounts of insurance (including, but not limited to, property, professional liability, automobile, workers compensation, business interruption and excess indemnity insurance) set forth in Schedule 3.19 (the "COMPANY INSURANCE COVERAGE").
Since January 1, 1993, the Company has not failed or does not currently fail to maintain any insurance coverage which may be required by the laws of the states in which the Company does business. The premiums due on the insurance which covers calendar year 1995 have been paid in full (or are not delinquent) and the premiums due for the period from January 1, 1996 to the Effective Time have been or will be paid in full as and when due. All such insurance complies in all material respects with the terms of each of its leases and each of the mortgages, deeds of trust, service agreements with third parties and/or loan agreements to which Company is a party.

         3.20    Employees.

                 Except as disclosed in Schedule 3.20, the Company is not a party to any:

                 (a) management, employment or other contract providing for the employment or rendition of executive services;

                 (b) contract for the employment of any employee which is not terminable by the Company on 60 days' notice;

                 (c) material bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement; or

                 (d) any other current employment contract or other compensation agreement or arrangement affecting or relating to current or former employees of the Company.

         3.21 Employee Benefit Plans. (a) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all arrangements providing compensation, severance or other benefits to any employee or director or former employee or director of the Company or of any ERISA Affiliate of the Company (the "COMPANY BENEFIT PLANS") are listed in Schedule 3.21. Unless otherwise disclosed in Schedule 3.21, to the extent applicable, any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and no such Company Benefit Plan has been amended in any way that would alter its qualified status. Neither the Company nor any ERISA Affiliate of the Company (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan nor the Company nor any fiduciary has had imposed any liability or penalty under Section 4975 of the Code or Section 502(i) or 409 of ERISA. To the best knowledge of the Company and the Shareholders after diligent inquiry, each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. There are no pending or anticipated claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other liability (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which could not reasonably be expected to have a Material Adverse Effect on the Company. All contributions required to be made as of the date hereof to Company Benefit Plans have been timely made or provided for. All required payments of principal and interest under any loan to a Company Benefit Plan that is an employee stock ownership plan have been timely made and no default has occurred under any such loan other than defaults that have been waived by the applicable lender or remedied, written evidence of which reasonably satisfactory to AMRE shall have been provided to AMRE prior to the Effective Date. Neither the Company nor any ERISA Affiliate of the Company has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Except for benefits as may be required to be provided under applicable provisions of federal or state law, there are no plans or arrangements which provide or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment. The only severance agreements or severance policies applicable to the Company are the agreements and policies specifically referred to in Schedule 3.20 (and, in the case of such agreements, the form of which is attached to Schedule 3.20).

         (b) True and correct copies of the following documents relating to Company Benefit Plans will be made available to AMRE or its representatives including, without limitation, the following: (i) any and all plan documents, ancillary documents, trust instruments and insurance contracts, together with amendments or other agreements relating to rights or obligations thereunder,
(ii) any or all of the most recent summary plan descriptions, summary of material modifications, memoranda to employees, forms or other written description or disclosure to participants with respect to each plan, (iii) any and all filings and correspondence within the last two years, and the most recent determination letters, written rulings, interpretations or other pronouncements with or from any governmental agency, including the IRS and the Department of Labor, or any Company Benefit Plan of the Company or any ERISA Affiliate of the Company or any of their trustees, representatives or fiduciaries, (iv) copies of any complaint or other action initiating a lawsuit or any written claims and correspondence threatening or which would reasonably be expected to result in a lawsuit filed with any court with respect to any such lawsuit, and (v) loan documents and stock purchase documents relating to any employee stock ownership plan.

         For purposes of this Agreement "ERISA AFFILIATE" means any business or entity which is a member of the same "controlled group of corporations," is under "common control" or is a member of an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(b) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         3.22 Transactions with Related Parties. Except for transactions disclosed in Schedule 3.22, there have been no loans or other transactions between the Company and any officer, director or shareholder of the Company. Except as disclosed in Schedule 3.22, neither the Company, any officer or director of the Company nor any spouse or relative of any such person owns or has any interest in, directly or indirectly, any real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, service marks, trade names or trade secrets licensed by the Company.

         3.23 Directors and Officers; Banks. Schedule 3.23 contains a true and complete list showing (i) the names of all the officers and directors of the Company; (ii) the name of each bank in which the Company has an account or a safety deposit box and the names of the persons authorized to draw thereon or having access thereto; and (iii) the name of each person holding a general or limited power of attorney from the Company and the extent of such power.

         3.24 Ownership, Quality and Location of Material Assets. The Company does not utilize in its business any assets not reflected in the Financial Statements except for assets which have been fully amortized or depreciated and which are owned or leased by the Company and franchises, licenses, trademarks and tradenames. Except as set forth in Schedule 3.24, all properties and assets of the Company are in the possession and control of the Company. As of the date hereof, except as set forth in Schedule 3.24, no physical assets of any value are on the premises at the locations operated by the Company which do not belong to or are not leased by the Company.

         3.25 Absence of Undisclosed Liabilities. The Company does not have liabilities of any nature, whether accrued, absolute, contingent or otherwise, not disclosed elsewhere herein or in the Schedules hereto or adequately reflected or reserved against in the Financial Statements, other than current liabilities incurred in the ordinary course of business since November 30, 1995.

         3.26 No Brokers. Neither the Company nor the Shareholders has retained any broker or finder in connection with the transactions contemplated by this Agreement. If any other broker or finder asserts a claim for a fee as a result of such transactions, based upon a contract, written or oral, with either the Company or any of the Shareholders, such claim shall be payable by the Shareholders.

         3.27 Permits. Except as specifically set forth in Schedule 3.27, to the best knowledge of the Company and the Shareholders, (a) the Company has all material licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders necessary to conduct its business and to operate its properties and assets, and such licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders are in full force and effect; (b) no material violations exist in respect of any license, clearance, permit, franchise, grant, authorization, easement, consent, certificate or order of the Company; (c) no proceeding is pending or threatened looking toward the revocation or limitation of any such license, clearance, permit, franchise, grant, authorization, easement, consent, certificate or order and there is no basis or ground for any such revocation or limitation except as specifically set forth in Schedule 3.27. Except as specifically set forth in Schedule 3.27, the Company has complied with all laws, rules, regulations, ordinances, codes, licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders relating to any of its properties or applicable to its business, including, but not limited to, labor, equal employment opportunity, occupational safety and health, consumer protection, environmental, securities and antitrust laws and regulations. The Company is not in violation of any applicable zoning, building or environmental regulation, ordinance or other law, order, regulation, restriction or requirement relating to its operations or properties, whether such properties are owned or leased, and no governmental body or other person has claimed that any such violation exists, or called attention to the need for any work, repairs, construction, alterations or installation on or in connection with the properties of the Company. Neither the Company nor the Shareholders has any knowledge of any pending or threatened action or proceeding which could result in a modification or termination of the zoning laws which modification or termination would adversely affect the Company or any of its property. The breach of this Section 3.27 will not result in a breach of this Agreement or any condition or covenant herein except where such breach would have a Material Adverse Effect on the Company.

         3.28 Shareholder Information. None of the information to be distributed to shareholders of the Company in connection with the Merger nor any amendments or supplements of or to any of the foregoing (collectively, the "SHAREHOLDER INFORMATION"), between the date the Shareholder Information is first mailed to shareholders and the Effective Time, will contain any material statement which, at such time and in light of the circumstances under which it is made, will be false or misleading with respect to any material fact, or will omit to state any fact necessary in order to make the statements therein not false or misleading, provided however, that the Company and the Shareholders make no representation or warranty with respect to any information that AMRE or Merger Sub will independently supply for use in the Shareholder Information.

         3.29 Full Disclosure. No material information furnished, or to be furnished, by either the Company or any of the Shareholders to AMRE or Merger Sub or their representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules hereto) is, or will be, false or misleading, and such information includes all facts required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty by or on behalf of the Company contained in this Agreement, and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to AMRE pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statement contained herein or therein, in light of the circumstances under which they are made, not misleading. The breach of this
Section 3.29 will not result in a breach of this Agreement or any condition or covenant herein except where such breach would have a Material Adverse Effect on the Company.

         3.30 Dividend Payments. Except as set forth in Schedule 3.30 hereto, as of December 29, 1995, the Company has timely paid or made all dividends and other distributions on the Company Preferred Stock.


                                   ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless AMRE and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                 (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, and the Company shall use commercially reasonable efforts to maintain and preserve its business organization, assets, prospects, employees and advantageous business relationships;

                 (b) The Company shall not, directly or indirectly, do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Company or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) pledge, dispose of or encumber, except in the ordinary course of business, any assets of the Company (including any indebtedness owed to it or any claims held by it);
         (iii) amend or propose to amend its Articles of Incorporation or bylaws or similar organizational documents, except as may be necessary in the opinion of the Board of Directors of the Company, counsel to the Company and, to the extent applicable, the ESOP Trustee and its ESOP counsel in order to effectuate the transactions contemplated herein; (iv) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except as in the ordinary course of the operation of the ESOP; (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (vi) transfer any assets or liabilities to any affiliate; or
         (vii) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                 (c) The Company shall not, directly or indirectly, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets of any other individual or entity;
         (ii) acquire any assets for a value in excess of $10,000 other than in the ordinary course of business; (iii) dispose of any assets with a value in excess of $10,000 other than in the ordinary course of business; (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, make any loans or advances or enter into any other transaction, except in the ordinary course of business and consistent with past practice; (v) authorize, recommend or propose any change in its capitalization or any release or relinquishment of any contract right; or (vi) authorize or propose any of the foregoing or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (d) The Company shall not enter into or adopt any new, or amend any existing, severance or termination benefit arrangements, consulting agreements, any employment benefit plans, or arrangement, other than in the ordinary course of business;

                 (e) Without the prior written consent of AMRE, which consent shall not be unreasonably withheld, the Company (except for routine salary increases or other adjustments to employee benefit arrangements in the ordinary course of business) shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase or pay any benefit not required by any existing plan and arrangement, including without limitation any Company Benefit Plan as defined in Section 3.21 hereof;

                 (f) The Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company's Financial Statements or incurred in the ordinary course of business;

                 (g) The Company shall not waive, release, grant or transfer any franchises, franchise agreements, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights or know-how or modify or change in any respect any existing license, lease, contract franchise, franchise agreement or other document, other than in the ordinary course of business;

                 (h) The Company shall use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its current officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Company;

                 (i) The Company shall not make capital expenditures in the aggregate in excess of $20,000.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

         5.1 Registration Statement and Proxies. AMRE and the Company shall cooperate and promptly prepare and AMRE shall file with the SEC as soon as practicable following receipt of SEC comments to the Proxy Statement a Proxy Statement/Registration Statement on Form S-4 (the "FORM S-4") with respect to the AMRE Common Stock issuable in the Merger, a portion of which Form S-4 shall serve as the proxy statement with respect to the meeting of the shareholders of the Company in connection with the Merger (the "JOINT PROXY STATEMENT/PROSPECTUS"). The respective parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. AMRE shall use commercially reasonable efforts, and the Company will cooperate with AMRE, to have the Form S-4 declared effective by the SEC as promptly as practicable. AMRE shall use commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. AMRE agrees that the Joint Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of shareholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by AMRE in reliance upon and in conformity with information concerning the Company or the Shareholders furnished to AMRE by the Company or the Shareholders in writing specifically for use in the Joint Proxy Statement/Prospectus. The Company agrees that the written information concerning the Company provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of the stockholders of AMRE and the Company, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 nor any request for acceleration thereof will be made by AMRE or the Company without the approval of the other party, except as required by law. AMRE will advise the Company, promptly after it receives notice, of the time when the Form S-4 or any post effective supplement or amendment thereto has become effective, the issuance of any stop order, the suspension of the qualification of the AMRE Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or requests by the SEC for additional information and will promptly provide the Company with copies of any responses filed by AMRE to SEC comments on the Form S-4.

         5.2 Letter to the Company's Accountants. The Company shall use its best efforts to cause to be delivered to AMRE a letter from Deloitte & Touche LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to AMRE and the Company, in form and substance reasonably satisfactory to AMRE and customary in scope and substance of letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         5.3 Company Board Action. The Joint Proxy Statement/Prospectus shall state, among other things, that the Board of Directors of the Company has approved by unanimous vote the Merger Agreement and the Merger.

         5.4 Consent of Shareholders of the Company. The Company shall use its best efforts to take all action necessary, in accordance with the Virginia Law and its Articles of Incorporation and bylaws, to transmit the Joint Proxy Statement/Prospectus to its shareholders and obtain its shareholders' approval of the Merger as promptly as reasonably practicable. Upon approval of the Merger by the shareholders of the Company in accordance with the Virginia Law, the Company shall send to each of its shareholders, at each shareholder's address as it appears on the Company's records, by certified or registered mail, return receipt requested, notice in accordance with Section 13.1-734 of the Virginia Law (the "APPRAISAL RIGHTS NOTICE") as to the Effective Date and the availability of appraisal rights under Article 15 of the Virginia Law.

         5.5 Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

         5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use all commercially reasonable efforts to take, or cause to be taken, all action and (ii) use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (iii) use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts and to notify each of the other parties hereto of any request for prepayment with respect thereto; provided however, all commercially reasonable efforts with respect to obtaining waivers, consents and approvals under loan agreements does not obligate the parties hereto to make any prepayment on any such loan, (iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state, local or foreign law or regulations, (v) use commercially reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (vi) use all commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (vii) use all commercially reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by governmental authorities,
(viii) use all commercially reasonable efforts to cause the Merger to be treated as a "pooling of interests" for accounting purposes, and (ix) use all commercially reasonable efforts to cause the Merger to be treated as a Section 368 tax-free reverse triangular merger for federal income tax purposes.

         5.7 No Shopping. Subject to fiduciary duties under applicable law as advised in writing by legal counsel, the Company shall not, directly or indirectly, through any officer, director, agent, representative or otherwise,
(i) solicit, initiate or encourage submission of proposals or offers from any person (other than AMRE and Merger Sub), relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any merger, consolidation, or business combination with the Company, or (ii) participate in any discussions or negotiations regarding, or furnish to any person (other than AMRE and Merger Sub) any information with respect to, any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall promptly notify AMRE and Merger Sub in writing as provided herein if it receives any such proposal or offer or any inquiry or contact with respect thereto.

         5.8 Notification of Certain Matters. Each party will promptly give written notice as provided herein to the other parties upon becoming aware of the occurrence or failure to occur, or impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, a breach of any of its representations, warranties or covenants contained in this Agreement and will use all reasonable efforts to prevent or promptly remedy the occurrence or failure. No such notification shall limit or affect the representations, warranties, covenants or conditions or remedies of the parties hereunder.

         5.9     Access to Information.

                 (a) The Company and the Company's officers, directors, employees and agents shall afford the officers, employees and agents of AMRE and Merger Sub complete access at all reasonable times to its officers, employees, agents, properties, facilities, books, records and contracts and shall furnish AMRE and Merger Sub all financial, operating and other data and information as AMRE and Merger Sub through their officers, employees or agents, may reasonably request. AMRE and Merger Sub will hold and will cause their respective representatives to hold in strict confidence all documents and information concerning the Company furnished to AMRE or Merger Sub in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by AMRE or Merger Sub (or their respective affiliates) prior to its disclosure to AMRE or Merger Sub by the Company, (ii) in the public domain through no fault of AMRE or Merger Sub or (iii) later lawfully acquired by AMRE or Merger Sub (or their respective affiliates) from other sources), and will not release or disclose such information to any other person, except in connection with this Agreement to their respective auditors, attorneys, financial advisors and other consultants or advisors or responsible financial institutions and individuals after AMRE or Merger Sub, as the case may be, has caused such financial institutions and individuals to agree to be bound by the provisions of this Section 5.9 as if the reference to AMRE or Merger Sub herein were to them (it being understood that such persons shall be informed by AMRE or Merger Sub of the confidential nature of such information and shall be directed by AMRE or Merger Sub to treat such information confidentially); provided that AMRE, Merger Sub and their respective representatives may provide such documents and information in connection with its SEC filings or in response to judicial or administrative process or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the documents or information which, on the advice of counsel, is legally required to be furnished, and provided that AMRE or Merger Sub, as the case may be, notifies the Company of its obligation to provide such information prior to such disclosure and fully cooperates with the Company to protect the confidentiality of such documents and information under applicable law. If the transactions contemplated by this Agreement are not consummated, and AMRE or Merger Sub will destroy or return to the Company all copies of written information furnished by the Company to AMRE, Merger Sub or their respective affiliates, agents, representatives or advisers.

                 (b) Each of AMRE and Merger Sub shall, and shall cause its subsidiaries, officers, directors, employees and agents to, provide the officers, employees and agents of the Company and the ESOP Trustees with such information concerning AMRE and Merger Sub as may be necessary for the Company to ascertain the accuracy and completeness of the information supplied by AMRE and Merger Sub for inclusion in the Shareholder Information, or in any other document filed with any other governmental agency or authority and to verify the performance of and compliance with their representations, warranties, covenants and conditions herein contained. Subject to the requirements of law, the Company and the Shareholders shall hold in confidence all such information, and, upon the termination of this Agreement, the Company and the Shareholders will deliver to AMRE all documents, work papers and other material (including copies) obtained by the Company or the Shareholders, or on their behalf, from AMRE or Merger Sub, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

                 (c) No investigation pursuant to this Section 5.9 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                 (d) Any schedule which is not attached hereto at the time that AMRE and Merger Sub execute this Agreement or which is subsequently updated shall not be binding upon AMRE or Merger Sub unless such schedule or update is accepted in writing by AMRE and Merger Sub. If such schedule or update is not so accepted, then any disclosure contained therein shall not be deemed to have been made for purposes hereunder, including but not limited to for purposes of modifying the representations and warranties made hereunder.

                 (e) Any schedule which is not attached hereto at the time that the Company and the Shareholders execute this Agreement or which is subsequently updated shall not be binding upon the Company or the Shareholders unless such schedule or update is accepted in writing by the Company or the Shareholders, as the case may be. If such schedule or update is not so accepted, then any disclosure contained therein shall not be deemed to have been made for purposes hereunder, including but not limited to for purposes of modifying the representations and warranties made hereunder.

         5.10 Information for Other Filings. The parties represent to each other that the information provided and to be provided by AMRE, Merger Sub and the Company, respectively, for use in any document to be filed with any governmental agency or authority in connection with the transactions contemplated hereby shall, at the respective times such documents are filed with the governmental agency or authority and on the Effective Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company, AMRE and Merger Sub each agree to so correct any such information provided by it for use in such documents that shall have become false or misleading.

         5.11 Sub-License Agreement. No later than December 31, 1995, AMRE and the Company shall have entered into a Sub-License Agreement, in substantially the form of Exhibit C hereto.

         5.12 Affiliate Letters. Prior to the Effective Time, the Company shall deliver to AMRE a list (the "COMPANY AFFILIATE LIST") of names and addresses of those persons who, as of the date of this Agreement, were "affiliates" (each such person, an "AFFILIATE OF THE COMPANY") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act and under the SEC guidelines and interpretations applicable to "poolings of interests." The Company Affiliate List will be updated as appropriate from time to time, up to and including the Effective Time. The Company shall provide AMRE such information and documents as AMRE shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to AMRE, concurrently with the Effective Time, from each Affiliate of the Company identified in the Company Affiliate List, an Affiliate Letter substantially in the form attached hereto as Exhibit D (the "COMPANY AFFILIATE LETTER"). AMRE shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any AMRE Common Stock to be received by each Affiliate of the Company, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the AMRE Common Stock, consistent with the terms of such Company Affiliate Letters.

         5.13 Pooling. From and after the date hereof and until the expiration of the Restricted Period (as defined below), none of AMRE, Merger Sub, the Shareholders or the Company shall or shall knowingly permit any of its or their "affiliates" (as referred to in Section 5.12) to take any action, or fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. For purposes hereof, the term "RESTRICTED PERIOD" shall mean the period commencing on the date hereof and terminating on the date on which 30 days of combined operations are publicly announced by AMRE.

         5.14 Listing Application. AMRE shall prepare and submit to the NYSE a listing application covering AMRE Common Stock to be issued in connection with the Merger and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such AMRE Common Stock upon official notice of issuance.

         5.15 Public Announcements. AMRE, Merger Sub and their affiliates, on the one hand, and the Company, the Shareholders and their affiliates, on the other hand, will consult with and receive the consent of each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that (i) each party shall be permitted to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with and to prevent violations of applicable federal or state laws, provided it first notifies the other parties in writing and furnishes it with a copy of any such proposed disclosure; and
(ii) each party may make necessary disclosures to its employees or to certain other parties whose consent or approval may be required in connection with the Merger, and such disclosures may be made without any prior written consent.

         5.16 Operation of the Company's Business Following the Effective Date. (i) AMRE and Merger Sub agree that John B. Nunez, current President of the Company, will maintain responsibility for the normal course-of-business hiring and firing and the material employee decisions for the former employees of the Company, subject in all respects to the reasonable discretion of the Chief Executive Officer of AMRE and consistent with AMRE's human resource policies; (ii) AMRE and Merger Sub agree to provide a benefit package to the former employees of the Company which is substantially equivalent to the benefits afforded to the employees of AMRE prior to the Effective Date, in the event that the current benefit package available to the Company's employees is terminated or restructured as a result of the transactions contemplated herein;
(iii) AMRE and Merger Sub agree to continue any current insurance policies which cover the Board of Directors or the ESOP trustees in full force and effect until (x) the complete termination of the ESOP or (y) the receipt of a favorable determination letter from the IRS on the qualified status of the ESOP at termination and distribution of all assets from the ESOP, whichever of (x) and (y) is later; (iv) AMRE will cause the Surviving Corporation to observe any indemnification provisions now existing in the articles of incorporation or bylaws of the Company or the ESOP Plan for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, and will cause the Surviving Corporation to indemnify each individual who served as a director or officer or Trustee of the Company or the ESOP at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein; and (v) AMRE agrees to cause Surviving Corporation to expressly assume all obligations of the Company as such obligations arise under the following agreements to which the Company is a party: (A) that certain ESOP Loan and Security Agreement and ESOP Term Note of June 30, 1993, as modified on June 30, 1995, by and between the Company and NationsBank, N.A., as successor in interest to Maryland National Bank; and (B) that certain ESOP Mirror Loan and Pledge Agreement of June 30, 1993, by and between the Company and the ESOP (the "ESOP Mirror Loan"); (vi) AMRE will make or cause the Surviving Corporation to make cash contributions and to issue cash dividends to the ESOP in such amounts and at such times which will enable the ESOP to pay when due all amounts owing by the ESOP under or with respect to the ESOP Mirror Loan and/or that certain Secured Promissory Note dated June 30, 1993 (the "Secured Note") from the ESOP, whether for principal or interest. A cash contribution or dividend by AMRE or the Surviving Corporation to the ESOP to enable the ESOP to make any given payment on the Secured Note shall be made sufficiently prior to the date such payment is due to provide for timely payment under the ESOP Mirror Loan and the Secured Note and shall be in immediately available funds. AMRE's obligation under this Section 5.16(vi) shall continue until such time as all amounts owed by the ESOP pursuant to the ESOP Mirror Loan and the Secured Note have been satisfied through the payment of contributions or dividends to the ESOP or through other means that are permissible under the ESOP plan document, the Code and

ERISA; provided, however, that AMRE will not cause allocated stock to be sold to repay the ESOP Mirror Loan; (vii) it is the present intent of AMRE to cause the Surviving Corporation to terminate the ESOP (and distribute its assets (e.g., allocated AMRE Common Stock) to its participants following the giving of all applicable notices and the receipt and conclusion of all appropriate and/or required (a) IRS determination letters, (b) consents, (c) allocations and (d) accountings) following consummation of the Merger; (viii) AMRE will not permit any previously unallocated shares of stock held in the ESOP to be allocated after the Effective Time to individuals other than those who are participants in the ESOP as of the Effective Time; and (ix) AMRE will not take any action or cause the Surviving Corporation or the fiduciary of the ESOP to take any action in connection with the termination of the ESOP that does not comply in all material respects with the ESOP plan document, ERISA and the Code.


                                   ARTICLE 6

                                   CONDITIONS

         6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each of AMRE, Merger Sub and the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                 (a) the Merger shall have been approved and adopted by the requisite consent of the shareholders of the Company required by applicable law and the applicable regulations of any stock exchange;

                 (b) the Form S-4 shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued;

                 (c) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would make the acquisition or holding directly or indirectly by AMRE of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted or order reversed;

                 (d) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on either the Company or AMRE;

                 (e) the AMRE Common Stock to be issued to Company shareholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance;

                 (f) no action shall be pending which has been filed by any state or federal authority or any other party seeking to enjoin consummation of the transactions contemplated by this Agreement, including, but not limited to, the Merger and no injunction shall have been issued and shall be effective or enforceable or under appeal if the effectiveness or enforceability thereof has been lifted or stayed by a court or other authority of competent jurisdiction, preventing the Merger, or imposing conditions on, the Merger which are materially adverse to AMRE, Merger Sub, the Company or any of their shareholders;

                 (g) AMRE shall have duly completed all corporate actions and proceedings to amend and shall have amended its Certificate of Incorporation to authorize the issuance of additional shares of AMRE Common Stock if necessary to consummate the transactions contemplated hereby; and

                 (h) Kenwood Financial, Inc. and Norman R. Rales shall have been released by NationsBank, N.A. from all liability in connection with the ESOP Loan and Security Agreement and ESOP Term Note by and between NationsBank, N.A. and the Company and any collateral security agreements related thereto.

         6.2 Additional Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived) or except as otherwise contemplated or permitted by this
Agreement:

                 (a) each of AMRE and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

                 (b) the representations and warranties of AMRE and Merger Sub in this Agreement shall be true and correct in all material respects when made and at the Effective Time with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby;

                 (c) AMRE and Merger Sub shall have furnished to the Company a certificate, dated the Effective Date, signed by a responsible officer of each of AMRE and Merger Sub, to the effect that to the best of their knowledge, all conditions set forth in Section 6.2(a) and (b) have been satisfied; provided however, such officer shall have no personal liability therefore unless such officer knew the certificate to be false at the time such certificate was executed;

                 (d) AMRE and Merger Sub shall have provided or made available to the Company or its designated representatives the information and documents as specified in Section 5.9(b) for review by the Company and its agents and representatives and the results of the due diligence review undertaken by or on behalf of the Company, including, without limitation, the financial condition of AMRE, shall be deemed materially satisfactory by the Company;

                 (e) AMRE shall have entered into an employment agreement with John Nunez substantially in the form attached hereto as Exhibit F (the "EMPLOYMENT AGREEMENT");

                 (f) The Company shall have received the opinion of Ernst & Young LLP dated on or about the Effective Date to the effect that
         (i) the Merger will constitute a reorganization within the meaning of
         Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code; (ii) AMRE, Merger Sub, and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) the Merger will result in the recognition of no gain or loss to AMRE, Merger Sub, the Company, or the shareholders of each, except for any cash paid in connection with the exercise of dissenters' rights; (iv) the adjusted basis of each former shareholder of the Company in the AMRE Common Stock received in the Merger will be the same as the adjusted basis of the Company stock surrendered in exchange therefor; (v) the holding period of the AMRE Common Stock received by shareholders of the Company will include the holding period of the Company stock surrendered in exchange therefor; and (vi) effectuation of the intended termination of the ESOP, any sale of the unallocated shares, and distribution of the allocated shares to the ESOP participants will not invalidate the tax-free status of the reorganization; and

                 (g) The ESOP shall have received the opinion of Barry Goodman, Ltd. or such other qualified independent appraiser (as defined in Section 401(a)(28)(C) of the Code) at the Effective Time that (i) the exchange of the Preferred Shares for AMRE Common Stock by the ESOP was for adequate consideration (as defined in Section 3(18) of ERISA and the proposed regulations thereunder), and (ii) the transactions contemplated by the Agreement (including such exchange) are fair to the ESOP from a financial point of view.

                 (h) The Company shall have received copies of the resolutions of the Board of Directors of AMRE and the Board of Directors of Merger Sub authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions or other consent of the shareholder of Merger Sub approving the Merger, all certified by the Secretary of AMRE or the Secretary of Merger Sub, as the case may be, on the Effective Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates;

                 (i) The Company shall have received certificates of the Secretary of AMRE and the Secretary of Merger Sub dated the Effective Date, as to the incumbency and signature of the officers of AMRE and Merger Sub executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of each such Secretary;

         6.3 Additional Conditions to the Obligations of AMRE and Merger Sub. The obligations of AMRE and Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived) or except as otherwise contemplated or permitted by this Agreement:

                 (a) the Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

                 (b) the representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects when made and at the Effective Time with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby;

                 (c) the Company shall have furnished to AMRE and Merger Sub a certificate, dated the Effective Date, signed by a responsible officer of the Company, to the effect that to the best of his knowledge, all conditions set forth in Section 6.3(a) and (b) have been satisfied; provided, however, no such officer shall have no personal liability therefor unless such officer knew the certificate to be false at the time such certificate was executed;

                 (d) the Company shall have provided or made available to AMRE and Merger Sub or their designated representatives the information and documents as specified in Section 5.9(a) for review by AMRE and its agents and representatives, and the results of the due diligence review undertaken by or on behalf of AMRE, including, without limitation, the financial condition of the Company, shall be deemed materially satisfactory by AMRE;

                 (e) all of the members of the Company's Board of Directors shall have irrevocably tendered their resignations effective as of the Effective Time and the Company shall have accepted such resignations;

                 (f) AMRE and Merger Sub shall have received an opinion dated the Effective Date of Griffin, Berenson & Murphy, counsel to the Company, which opinion shall be reasonably satisfactory to counsel for AMRE and Merger Sub;

                 (g) AMRE and the Company shall have received the written consent of NationsBank, N.A. to the Merger and the other transactions contemplated hereby, which consent will contain a waiver of any event of default or acceleration which would result from the execution of this Agreement or the consummation of the transactions contemplated hereby;

                 (h) AMRE and Merger Sub shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions or other consent of the shareholders of the Company approving the Merger, all certified by the Secretary of the Company on the Effective Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates;

                 (i) AMRE and Merger Sub shall have received a certificate of the Secretary of the Company dated the Effective Date, as to the incumbency and signature of the officers of the Company executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary;

                 (j) The Company shall have delivered to AMRE and Merger Sub all material consents, waivers, authorizations and approvals;

                 (k) AMRE shall have received a letter from Arthur Andersen LLP that the Merger will be treated as a pooling of interests for accounting purposes and the Company shall have delivered to AMRE a letter from Deloitte and Touche LLP that the Company is a poolable entity; and

                 (l) Holders of not more than 10% of any class of Shares shall have exercised and properly perfected dissenter's rights under
         Article 15 of the Virginia Law.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after approval of the Merger by the Shareholders :

                 (a) by mutual written consent of the Boards of Directors of AMRE, Merger Sub and the Company;

                 (b) by either of the Boards of Directors of Merger Sub or the Company if the Effective Time shall not have occurred on or before April 30, 1996; provided, however, that the right to terminate under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                 (d) by the Company in the event a third party makes a bona fide offer to acquire substantially all of the assets of the Company, merge, consolidate or otherwise enter into a combination of interests with the Company.

         The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 7.1 is herein referred to as the "TERMINATION DATE."

         7.2 Effect of Termination. Except as set forth in Sections 5.5, 5.9(a), 5.9(b), and 7.3 upon the termination of this Agreement pursuant to
Section 7.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

         7.3     Fees and Expenses.

                 (a) In the event the Company terminates this Agreement pursuant to Section 7.1(d), the Company shall pay AMRE a fee equal to $500,000 (the "TERMINATION FEE") at the earlier of the Termination Date or the acceptance of the bona fide offer. Sections 7.3(a) and 7.3(b) are intended to be mutually exclusive with respect to any Termination Fee imposed upon the Company so that no more than one Termination Fee may be imposed; and

                 (b) In the event (i) the Agreement is terminated pursuant to Section 7.1(b) or (ii) in the event the Effective Time shall not have occurred on or before April 30, 1996 and either (i) or (ii) occur for any reason other than the failure to meet the conditions under Sections 6.1 and 6.3, AMRE shall pay the Company an amount equal to the Termination Fee.

                                   ARTICLE 8

                               GENERAL PROVISIONS

         8.1 Notices. All notices and other communications hereunder shall be in writing and, except where notice is specifically required to be given by telecopier or facsimile shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                 (a) if to AMRE or Merger Sub, a copy of each of the President and the General Counsel at:

                          AMRE, Inc.
                          8586 N. Stemmons Freeway
                          South Tower, Suite 102
                          Dallas, TX 75247
                          Fax No. (214) 658-6101

                          with a copy to:

                          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                          1700 Pacific Avenue, Suite 4100
                          Dallas, TX 75201
                          Fax No. (214) 969-4343
                          Attn:  Gary M. Lawrence, P.C.

                 (b)      if to the Company:

                          Congressional Construction Corporation
                          11216 Waples Mill Road
                          Suite 101
                          Fairfax, Virginia  22030
                          Fax No. (703) 934-1009
                          Attn:   John B. Nunez

                          with copies to:

                          Griffin, Berenson & Murphy
                          1912 Sunderland Place, N.W.
                          Washington, DC  20036-1608
                          Fax No. (703) 442-4831
                          Attn:  D.S. Berenson

                 (c)      if to the ESOP:

                          Griffin, Berenson & Murphy
                          1912 Sunderland Place, N.W.
                          Washington, D.C.  20036-1608
                          Fax No. (703) 442-4831
                          Attn:  D.S. Berenson, Esq.

                          with a copy to:

                          David R. Johanson, Esq.
                          Graham & James
                          One Maritime Plaza, Suite 300
                          San Francisco, California  94111
                          Fax No. (415) 391-2493

                 (d)      if to the Shareholders:

                          John B. Nunez
                          11216 Waples Mill Road, Suite 101
                          Fairfax, Virginia  22030
                          Fax No. (703) 934-1009

                          and

                          Kenwood Financial, Inc.
                          4000 N. Federal Highway
                          Suite 204
                          Boca Raton, FL  33431
                          Fax No. (407) 750-6900
                          Attn:  Norman R. Rales

                 Notice shall be given by telecopy followed by overnight delivery and notice so given shall be deemed to be given and received on the date of actual transmission.

         8.2 Representations and Warranties. The representations and warranties contained in: (i) Sections 2.5, 2.9, 2.11, 3.6, 3.10, 3.21 and 3.29 shall survive until the distribution of the assets from the ESOP contemplated by Section 5.16(vii), and (ii) Section 2.12 shall survive until the expiration of one year from the Effective Time. All other representations and warranties of AMRE, Merger Sub, the Company and the Shareholders shall expire on the Effective Date.

         8.3 Closing. The Closing of the transactions contemplated by this Agreement shall take place at Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201-4618, or such other place as the parties may agree, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6.


         8.4 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         8.5 Headings. The headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         8.6 CHOICE OF LAW. EXCEPT TO THE EXTENT ASPECTS OF THE MERGER ARE SPECIFICALLY GOVERNED BY DELAWARE LAW OR VIRGINIA LAW, THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

         8.7 Jurisdiction and Venue. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Texas or of the United States for the Northern District of Texas, and, by execution and delivery of this Agreement, the parties hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         8.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         8.9 Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         8.10 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and the ESOP shall be deemed a third party beneficiary of this Agreement, which Agreement shall inure to the benefit of the ESOP, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by of the parties hereto or the ESOP without the prior written consent of the other parties.

         8.11 Amendment. This Agreement may be amended by the Boards of Directors of the Company, Merger Sub and AMRE at any time before or after approval of the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made that changes the form or reduces the amount of consideration to be paid to the shareholders of the Company or that in any other way materially adversely affects the rights of such shareholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.12 Waiver. At any time prior to the Effective Time, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

                  AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

         IN WITNESS WHEREOF, AMRE, Merger Sub, the Company and for the limited purposes set forth herein, the Shareholders have caused this Agreement to be executed as of the date first written above.

                                AMRE, INC.



                                By: /s/ Robert M. Swartz
                                   --------------------------------------------
                                Printed Name:  Robert M. Swartz
                                             ----------------------------------
                                Title:    President and Chief Executive Officer
                                      -----------------------------------------


                                AMRE - CONGRESSIONAL ACQUISITION, INC.



                                By: /s/ Robert M. Swartz
                                   --------------------------------------------
                                Printed Name:  Robert M. Swartz
                                             ----------------------------------
                                Title:    President and Chief Executive Officer
                                      -----------------------------------------


                                CONGRESSIONAL CONSTRUCTION CORPORATION



                                By: /s/ John B. Nunez
                                   -----------------------------
                                Printed Name:  John B. Nunez
                                             -------------------
                                Title:    /s/ President
                                      --------------------------



         For the limited purposes of Article 3, Article 5 and Article 8:


                                SHAREHOLDERS



                                /s/ John B. Nunez
                                --------------------------------
                                John Nunez

KENWOOD FINANCIAL, INC.



By: /s/ Norman R. Rales
   ------------------------------------------
    Printed Name: Norman R. Rales
                 ----------------------------
    Title: President, Kenwood Financial, Inc.
          -----------------------------------




                                      S-2